EXHIBIT 10.18

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

THIS EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) dated as of May 3, 2016 (the “Effective Date”), is entered into between The Trustees of the University of Pennsylvania (“Licensor” or “Penn”), and Audentes Therapeutics, Inc., a Delaware corporation (“Company”), having a place of business located at 101 Montgomery Street, Suite 2650, San Francisco, CA 94104, USA, each a “Party” and collectively “Parties”.

WHEREAS, Licensor owns the Licensed Technology (as defined below).

WHEREAS, Company desires to obtain a license under Licensor’s rights in the Licensed Technology on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

“Achievement Date” means, with respect to a Diligence Event, the corresponding date such Diligence Event is to be achieved as provided in Exhibit D attached hereto subject to modification pursuant to Section 7.2 below.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

“Applicable Law” means any applicable federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

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“Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

“Combination Products” means a product that includes one or more products or other components which are Licensed Products that is sold in combination with one or more separate products or other components which are not Licensed Products and that are sold by Company as stand-alone products.

“Commercially Reasonable Efforts” means, with respect to any obligation or task of Company under this Agreement, the carrying out by Company, its Affiliates or Sublicensees (or their Affiliates or sublicensees) of such obligation or task [*]. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the Party (a) [*] assign responsibility for such obligation to specific employee(s) who are accountable for progress and monitor such progress on an on-going basis, (b) set [*] objectives for carrying out such obligations as required under Section 7.1.1, and (c) allocate resources designed to advance progress with respect to such objectives. For clarity, Commercially Reasonable Efforts will not mean that [*].

“Diligence Event” means each of the events that Company is expected to accomplish in the development of a Licensed Product in the Field as provided in Exhibit D attached hereto.

“EMEA” means the European Agency for the Evaluation of Medicinal Products of the European Union, or the successor thereto.

“FDA” means the Food and Drug Administration of the United States, or the successor thereto.

“Field” means the treatment of Crigler Najjar Syndrome in human patients.

“First Commercial Sale” means, on a country-by-country basis, with respect to any Licensed Product in such country, the first commercial transfer or disposition (in each case) for value of such Licensed Product after applicable Regulatory Approvals have been granted by the applicable governing health authority of such country.

“Governmental Authority” means any national, multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity), including a Regulatory Authority.

“IND” means an Investigational New Drug application, or similar application to commence human clinical testing of a Licensed Product for use in the Field submitted to the FDA, or its foreign equivalent (including a CTA filed with the EMEA).

“Invention” means any process, method, composition of matter, article of manufacture or discovery that is (a) conceived or (b) conceived and reduced to practice as a result of a Party carrying out the Research Program under this Agreement, whether or not patentable.

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“Know-How” means data, results, pre-clinical and clinical protocols and study data, chemical structures, chemical sequences, technical information, inventions, formulas, trade secrets, techniques, methods, processes and procedures, and regulatory documentation, whether or not patentable or protectable by trade secret; except that “Know-How” does not include Patent Rights claiming any of the foregoing. “Know-How” also does not include Materials.

“Licensed Know-How” means all Know-How that is (a) developed by the Wilson Lab and controlled by Licensor and available for licensing as of the Effective Date of this Agreement or (b) developed in the Wilson Lab under the Research Program funded by Company, and for each of (a) and (b) is necessary to develop, make, use, sell, offer for sale or import a Licensed Product in the Field.

“Licensed Patent Rights” means those Patent Rights that (a) are listed on Exhibit A, and any Patent Rights issuing therefrom or relating directly thereto through priority lineage (excluding any new invention claimed in a continuation-in-part application not arising from the Research Program); (b) any and all foreign equivalents or corresponding Patent Rights with respect to the foregoing anywhere in the world; and (c) any Patent Rights claiming an Invention, whether developed solely by Licensor or jointly with Company under the Research Program.

“Licensed Product(s)” means any drug or other product the making, using, importation, sale, or offering for sale of which, (i) on a country-by-country basis, in the absence of the license granted to Company hereunder would constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim in such country, or (ii) incorporates or is based on the use of Know-How, and/or (iii) incorporates Materials (including any capsid).

“Licensed Technology” means, collectively, the Licensed Patent Rights, the Licensed Know-How, the Materials, and, without limiting the foregoing, the gene construct developed by Licensor under the Research Program.

“Major Market Country” means the United States, the United Kingdom, Germany, France, Spain and Italy.

“Material(s)” means any biological or chemical materials in each case, that a) are necessary and available from Licensor to exploit the licenses granted to Company under this Agreement including, but not limited to, cell lines, viral seed stocks, product-specific reference materials, platform or product specific assay controls and b) comprise materials that are not available as standard commercial items and only to the extent that Licensor is able to grant rights to such materials to a third party.

“NDA” means a New Drug Application, or similar application for marketing approval of a Licensed Product for use in the Field submitted to the FDA, or its foreign equivalent.

“Net Sales” means the gross invoice amount of Licensed Product sold by Company or its Affiliates or Sublicensees after deducting, if not previously deducted, from the gross amount invoiced:

(i) [*];

(ii) [*];

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(iii) [*];

(iv) [*];

(v) [*].

Gross invoice price of Licensed Product sold and the deductions allowed in subsections (i)-(vi) above shall be calculated in accordance with GAAP. Even if there is overlap between any of deductions described above, each individual item shall only be deducted once in the overall Net Sales calculation.

In the case of any sale or other disposal of a Licensed Product between or among Company and its Affiliates or Sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to an unrelated Third Party. Any nominal consideration received in exchange for the transfer of Licensed Products for use in clinical trials, sampling or promotional use, in each case at or below cost, shall not be included in Net Sales.

Net Sales for Combination Products, for the purpose of calculating Company’s payment obligations under Section 4.3, shall be determined as follows:

the Net Sales of such Licensed Product(s) shall be determined by multiplying the Net Sales of the Combination Product in such country, during the applicable Net Sales reporting period, by the fraction, A/(A+B), where: A is the average sale price of the Licensed Product(s) contained in such Combination Product when sold separately in finished form in such country, and B is the average sale price of the other active pharmaceutical product(s) included in the Combination Product when sold separately in finished form in such country, in each case during the applicable Net Sales reporting period.

“Patent Rights” means any of the following, whether existing now or in the future anywhere in the world: issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examination, renewal, supplemental protection certificates, or any like governmental grant for protection of inventions, and any pending application for any of the foregoing.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, organization or Governmental Authority.

“Phase I Clinical Trial” means a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Licensed Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its foreign equivalent.

“Phase II Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Licensed Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

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“Phase III Clinical Trial” means a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

“Research Program” means the research program funded by Company to be conducted by Licensor in the Wilson Lab during the term of this Agreement, as described in the Work Plan.

“Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, the approvals or authorizations of any Regulatory Authority necessary in order to sell or market a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, which, where applicable, shall include any required pricing approvals.

“Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required for such country, extra-national territory, province, state, or other or regulatory jurisdiction, pricing or reimbursement approval of a Licensed Product in such country or regulatory jurisdiction, including the FDA, the EMA, the European Commission and MHLW, and in each case including any successor thereto.

“Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to develop, manufacture, market, sell or otherwise commercialize a Licensed Product in a particular country or regulatory jurisdiction. Regulatory Materials include, without limitation, INDs, MAAs and NDAs.

“Royalty Term” means, with respect to each Licensed Product in each country, the term commencing on the date of the First Commercial Sale in such country and ending in such country upon the later of: (i) the expiration of the last Valid Claim of the Licensed Patent Rights that covers the exploitation of such Licensed Product in such country and (ii) ten (10) years following the date of First Commercial Sale of the first Licensed Product in such country.

“Sublicensee” means a Third Party to which a Sublicense is granted pursuant to the terms of Section 3.3, but shall not include any wholesaler or distributor based on a wholesaler or distributor arrangement for the sale of Licensed Product (even if such wholesaler or distributor is granted a right or license to sell Licensed Product) or any contract research organization or manufacturer providing services to Company or any Affiliate or Sublicensee (even if such contract research organization or manufacturer is granted a right or license to make or use Licensed Product).

“Sublicense Documents” means any and all agreements, amendments or written understandings entered into with a Sublicensee governing a Sublicense.

“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon).

Territory” means worldwide.

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“Third Party” means any Person other than Licensor, Company and their respective Affiliates.

“Valid Claim” means (a) any claim of any of the Licensed Patent Rights that has issued, is unexpired and has not been rejected, revoked or held unenforceable or invalid by a final, non-appealable decision of a court or other governmental authority of competent jurisdiction or unappealed within the time allowable for appeal or (b) a claim of a patent application included in the Licensed Patent Rights that has been pending less than seven (7) years from the earliest filing date of such patent application and which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken; provided that, if any such claim issues after such seven (7) year period, it will thereafter be considered a Valid Claim

“Wilson Lab” means all individuals within the Wilson Laboratory at Penn that report directly to, or are under the direct supervision or control of James M. Wilson, MD, PhD. For the avoidance of doubt, the Wilson Lab does not include the Penn Gene Therapy Program Vector Core, Immunology Core, Cell Morphology Core and Animal Models Core.

“Work Plan” means the plan describing in reasonable detail the Research Program, the activities to be performed by Licensor with respect thereto and the associated budget, attached as Exhibit C hereto. Such Work Plan may be updated in accordance with Section 2.3.

2.	GOVERNANCE; WORK PLAN

2.1. Overview. The Parties desire to collaborate with respect to the pre-clinical development of the Licensed Products, as set forth in more detail in this Article 2, with the goal of identifying one or more Licensed Products for clinical development. Licensor will be responsible for preclinical development activities, including all IND-enabling non-clinical studies and research grade manufacturing, and all activities set forth in the Work Plan. Company will be responsible for regulatory strategy and operations, clinical development, GMP manufacture, and commercialization of Licensed Product, as described in more detail in Article 7.

2.2. JSC.

2.2.1 Establishment; Responsibilities. Within sixty (60) days following the execution of this Agreement, the Parties will establish a Joint Steering Committee (the “JSC”). The responsibilities of the JSC shall consist of decisions regarding execution and management of the Research Program, as follows: (a) ensuring open exchange of information between the Parties regarding the performance of the Work Plan, (b) overseeing and reviewing the status of the Work Plan, and (c) approving material updates to the Work Plan. Licensor will control the day to day activities concerning the implementation of the Work Plan subject to their compliance with this Agreement and the Work Plan. The JSC shall dissolve upon the acceptance of the first IND filing for the first Licensed Product unless otherwise mutually agreed upon by the Parties.

2.2.2 JSC Representatives. Each Party shall nominate an equal number of individuals (not to exceed three (3) individuals per Party) to serve as representatives on the JSC (the “JSC Representatives”). Each Party shall be entitled to change one or more of its respective JSC Representatives upon written notice to the other Party.

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2.2.3 JSC Meetings. The JSC shall meet biannually, or as agreed by the Parties, in person (as agreed by the parties, at such locations as the Parties agree) or by telephone or video conference, and will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference. With the consent of the Parties, other representatives of Licensor or Company may attend JSC meetings as nonvoting observers. Company shall be responsible for all of its own expenses and the Licensor’s expenses associated with participation in such meetings.

2.2.4 Minutes. The JSC shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The Secretary of the JSC (as appointed by the members of the JSC) shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the JSC within ten (10) working days after each meeting and shall be approved, if appropriate, at the next meeting. All records of the JSC shall at all times be available to both Licensor and Company.

2.2.5 Decision Making. All decisions of the JSC shall be made by consensus, with one equal vote per Party. In the event that the votes required to approve a decision cannot be reached within the JSC, then such matter shall be referred to Company’s CEO or his/her designee, on behalf of Company, and Penn’s Dean of Medicine or his/her designee, on behalf of Licensor, who shall attempt in good faith to resolve such disagreement within thirty (30) business days of such matter being referred to them. If the Parties again fail to agree then Company shall have two options: (1) Company may provide Licensor with thirty days notice that Company will step in and take over the Research Program to be conducted at Company’s facility or with a Third Party, pursuant to payment of all non-cancellable costs incurred by Licensor through the effective date of termination of the Research Program: or (2) Company may terminate the Agreement in its entirety as set forth under Section 10.2.

2.3. Work Plan and Budget. Licensor will conduct pre-clinical development activities with respect to the Licensed Product in accordance with the Work Plan (“Licensor Pre-Clinical Activities”). The initial Work Plan is attached to this Agreement as Exhibit C. The JSC shall review the Work Plan on a biannual basis and shall adjust and make appropriate changes to the Work Plan, based on the results and progress to date. If any such adjustments require additional funds, such changes will be at Company’s expense. Company shall fund the performance of the Licensor Pre-Clinical Activities pursuant to the budget set forth in the Work Plan including all direct and in-direct costs as set forth therein.

2.4. Manufacturing. Licensor will be responsible for using reasonable efforts to manufacture research grade Licensed Product for non-IND enabling nonclinical studies and, at Company’s request and expense to be added to the budget upon the Parties mutual agreement, using reasonable efforts to manufacture GLP grade Licensed Product for IND-enabling studies. Licensor shall, at Company’s request and sole expense, through Licensor’s vector manufacturing subcontractor, use reasonable efforts to arrange for a one-time supply of GMP grade License Product to Company for use in Company’s first-in-human clinical trial for the first Licensed Product. Any such manufacturing will be done at Company’s cost subject to a manufacturing budget and terms to be agreed between the Parties. In the event that any Licensed Products manufactured by Licensor under this Agreement do not comply with the applicable specifications or (if applicable) GLP, Licensor shall promptly, and at Company’s sole expense,

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replace such non-conforming Licensed Products. If such replacement is required, the cost to Company for such replacement would be reflective of any discounts received by Licensor. Licensor shall provide to Company periodically during the term of this Agreement and as requested by Company (promptly upon such request, and in no event later than [*] days following such request), with records of Licensor’s manufacturing activities under this Section 2.4 and any other Know-How that is required for the manufacture of Licensed Product by or on behalf of Company, whether GLP or, if applicable, GMP, including manufacturing, production and analytical specifications, processes, methods, protocols, data and test results, batch records, certificates of analysis and correspondence with manufacturing sources (collectively, “Manufacturing Know-How”). Any related transfer expenses will be covered by Company, based on a reasonable budget to be approved by Company.

2.5. Records and Reports.

2.5.1 Disclosure of Inventions. Licensor, through its Penn Center for Innovation (“PCI”), shall promptly disclose to Company any Invention disclosed to PCI that arises from the Research Program.

2.5.2 Records. Licensor shall maintain records, in sufficient detail and in good scientific manner appropriate for patent purposes, which shall be complete, accurate and authentic and shall properly reflect work done and results achieved in the performance of the Research Program.

2.5.3 Inspection of Records. Company shall have the right, during normal business hours and at a mutually agreed upon time and no more than one time per year during the term of the Research Program, to inspect and copy all such records of Licensor directly relating to the Research Program. Company shall maintain such records and the information of Licensor contained therein in confidence in accordance with Article 8 and shall not use such records or information except to the extent otherwise permitted by this Agreement.

2.5.4 Study Reports. Licensor shall provide Company with (i) a quarterly progress study report within thirty (30) days after the end of each calendar quarter with respect to the performance of the Research Program, (ii) a comprehensive final study report for each study within [*] days after completion of such study, including the full data set and results of the applicable study, and (iii) a comprehensive final report for the Research Program within [*] days after the expiration or earlier termination of the Research Program.

3.	LICENSE GRANT

3.1. License. Licensor hereby grants to Company a license, with the right to grant sublicenses [*], under the Licensed Patent Rights, the Licensed Know-How and the Materials to research, develop, use, sell, offer for sale, have sold, make, have made and import Licensed Products within the Field in the Territory (the “License”). The foregoing License shall be (a) exclusive with respect to the Licensed Patent Rights and (b) non-exclusive as to the Licensed Know-How and Materials.

3.2. [*].

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3.3. Grant of Sublicense by Company.

3.3.1 Licensor grants to Company the right to grant sublicenses, in whole or in part, under the License (each, a “Sublicense”) subject to the terms and conditions of this Agreement and specifically this Section 3.3. The term Sublicense shall include any grant of rights under the License by a Sublicensee to any downstream Third Party, such downstream Third Party shall also be considered a Sublicensee for purposes of this Agreement.

3.3.2 All Sublicenses will be (a) issued in writing, (b) to the extent applicable, include all of the rights of Licensor and require the performance of all obligations due to Licensor (and, if applicable, the U.S. Government under 35 U.S.C. §§200-212) contained in this Agreement and (c) shall include no less than the following terms and conditions:

(a) Record keeping, audit and reporting obligations sufficient to enable Company and Licensor to verify the payments due to Company and Licensor under such Sublicense and to monitor such Sublicensee’s progress in developing and/or commercializing Product, provided that such obligations shall be no less stringent that those provided in this Agreement for Company.

(b) Infringement and enforcement provisions that do not conflict with the restrictions and procedural requirements imposed on Company and do not provide greater rights to Sublicensee than as provided in Section 9.

(c) Confidentiality provisions with respect to Confidential Information of Licensor consistent with the restrictions on Company in Section 8 of this Agreement.

(d) Representations and Warranties by Sublicensee that are equivalent to those made by Company in Section 11.

(e) A requirement of indemnification of Licensor by Sublicensee that requires direct indemnification of Licensor by Sublicensee and is equivalent to the indemnification of Licensor by Company under Section 12 of this Agreement.

(f) A requirement of obtaining and maintaining insurance by Sublicensee that is equivalent to the insurance requirements of Company under Section 12 of this Agreement, including coverage under such insurance of Licensor as provided in Section 12.

(g) Restriction on use of Licensor’s names etc. consistent with Section 8.6 of this Agreement.

(h) A requirement of antidiscrimination by Sublicensee no less stringent than that provided in Section 14 of this Agreement.

(i) A requirement that Licensor is a third party beneficiary of such Sublicense to the extent of its interests therein.

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Licensor may at any time, upon written notice to Company, require Company to terminate any Sublicense that does not include all of the terms and conditions set forth in this Section 3.3 or which is not issued in accordance with the terms and conditions set forth in this Section 3.3.

Within thirty (30) days after of the execution of a Sublicense Document, Company shall provide a complete and accurate copy of such Sublicense Document to Licensor, in the English Language; provided that Company may redact any confidential information of the Sublicensee contained therein.

Company shall provide an annual Sublicense Development Report on or before December 1 of each year during the Term (“SDR Report”) in a form reasonably acceptable to Penn.

3.4. No Implied License. Each Party acknowledges that the rights and licenses granted in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to any know-how, patent or other intellectual property right rights that are not specifically granted herein are reserved to the owner thereof.

3.5. Reservation of Rights. Notwithstanding the License, Licensor retains the right under Licensed Patent Rights in the Field to: (a) conduct internal educational and research activities itself (b) [*] and (c) for clarity, practice or license the Patent Rights to any party for any purpose outside the Field.

3.6. Technology Transfer. Following the Effective Date, In the timelines specified in Exhibit B, Licensor shall provide to Company or its designee with the Licensed Know-How, [*] the Materials and all existing patent filings related to the Licensed Patent Rights, as set forth in more detail in Exhibit B. Upon the Company’s request, Licensor shall additionally promptly (and in no event later than [*] days following such request) transfer to the Company or its designee any Manufacturing Know-How, and provide any assistance reasonably required to ensure an orderly transition of the relevant manufacturing processes to Company or its designee. Any expenses associated with the activities to be performed by Licensor under this Section 3.6 will be covered by Company, based on a reasonable budget to be approved by Company. Notwithstanding the foregoing, any transfer of Materials will be subject to the terms set forth in Exhibit E.

4.	FINANCIAL CONSIDERATIONS

4.1. Upfront Payment. Subject to the terms and conditions of this Agreement, within thirty (30) days from the Effective Date, Company shall pay to Licensor a nonrefundable and non-creditable license fee in the sum of five hundred thousand US dollars ($500,000).

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4.2. Milestone Payments.

4.2.1 Milestone Payments. Subject to the terms and conditions of this Agreement, Company shall pay to Licensor the respective milestone payments set forth below, for the first Licensed Product to achieve each of the milestones set forth below, provided that the applicable Licensed Product is, at the time of such achievement, covered by at least one (1) Valid Claim in at least one (1) Major Market Country.

Milestone	Milestone Payment
First filing of an IND for the first Licensed Product with either the FDA or EMEA	[*]
Fourth patient dosed with the first Licensed Product in a Phase I or I/II Clinical Trial	[*]
First patient dosed with the first Licensed Product in the first Phase III Clinical Trial or a Phase II Clinical Trial if such trial will be used as the registration trial.	[*]
First NDA or BLA submission for the first Licensed Product (US - FDA)	[*]
First MAA submission for the first Licensed Product (EMEA).	[*]
First calendar year in which aggregate worldwide Net Sales of a Licensed Product in such year reach fifty million U.S. dollars ($50,000,000)	[*]
First calendar year in which aggregate worldwide Net Sales of a Licensed Product in such year reach one hundred million U.S. dollars ($100,000,000)	[*]

Maximum Total Milestone Payments	$13,650,000

4.2.2 Milestone Payment Terms.

(a) Company shall notify Licensor in writing within [*] days following the achievement of each milestone event set forth in Section 4.2.1, and shall make the appropriate milestone payment within [*] days after the achievement of such milestone event.

(b) The milestone payments set forth in Section 4.2.1 shall be payable one time only. In no event will any milestone payment be paid more than once, even if additional Licensed Products subsequently achieve the same milestone.

(c) If for whatever reason a milestone payment under this Section 4.2 is not paid for any Licensed Product and the subsequent milestone is achieved for that or another Licensed Product, then both the first and the second milestone payments shall be payable at the time the second milestone payment becomes payable.

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4.3. Royalties.

4.3.1 Royalty Rate. During the applicable Royalty Term for a Licensed Product, Company shall pay to Licensor royalties based on that portion of the annual Net Sales of each Licensed Product as follows, where annual sales are based on a Calendar Year:

Worldwide Annual Net Sales of a Licensed Product	Royalty Rate on that Portion of such Annual Net Sales
< $300M	[*]
> $300M < $600M	[*]
> $600M	[*]

4.3.2 Step-Down. The royalty rate payable under Section 4.3.1 shall be reduced, on a country-by-country and Licensed Product-by-Licensed Product basis, to [*] of the royalty rate otherwise payable pursuant to Section 4.3.1 during any portion of the Royalty Term in which the applicable Licensed Product is not covered by [*] Valid Claim [*].

4.3.3 Anti-Stacking. If Company, its Affiliates or Sublicensees is required to pay royalties to any Third Party in order to make use of or sell a Licensed Product, and if the royalties required to be paid to such Third Party for such license, together with those royalties payable to Licensor under this Agreement, in the aggregate, exceed [*] of Net Sales for such Licensed Product in [*], then Company shall have the right to credit [*] of such Third Party royalty payments against the royalties payable to Licensor under Section 4.3.1 (as adjusted, if applicable, under Section 4.3.2) with respect to Net Sales of such Licensed Product in such quarter; provided, however, that Company shall not reduce the amount of the royalties paid to Licensor under Section 4.3.1 by reason of this Section 4.3.3, to less than [*] of the royalties that would otherwise be due under Section 4.3.1.

4.3.4 Sublicense Fees. In partial consideration of the license granted under Section 2.1, and subject to the terms and conditions set forth herein, Company will pay to Licensor the following sublicense fees received by Company from a Sublicensee for the grant of a sublicense (including any option to obtain a sublicense) of any Licensed Patent Rights licensed to Company under Section 2.1 during the applicable calendar quarter (“Sublicensing Revenues”), where initiation of study will be deemed to occur upon the enrollment of the first patient in such study:

Stage at which sublicense is granted by Company	% of Sublicense Revenue payable to Licensor with respect to the applicable sublicense
Prior to initiation of the first Phase 2 Study of a Licensed Product	[*]
Upon initiation of the first Phase 2 Study of a Licensed Product and prior to initiation of the first Phase 3 Study of a Licensed Product	[*]
Upon initiation of the first Phase 3 Study of a Licensed Product or later	[*]

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Sublicensing Revenues shall not include [*]. In addition, for clarity, Sublicensing Revenues received by Company from a Sublicensee upon achievement of a milestone shall not include the amount payable to Licensor pursuant to Section 4.2 upon achievement of the same milestone.

5.	ROYALTY REPORTS AND ACCOUNTING

5.1. Royalty Reports. Within [*] days after the end of each calendar quarter during the term of this Agreement following the First Commercial Sale of a Licensed Product, Company shall furnish to Licensor a quarterly written report showing in reasonably specific detail (a) the calculation of Net Sales by Company during such calendar quarter; (b) the calculation of Net Sales by Company’s Affiliates and Sublicensees, if any, during the calendar quarter immediately preceding such calendar quarter; (c) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales including a clear explanation and calculations of any permitted royalty reductions under Sections 4.3.2 and 4.3.3; (d) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Licensed Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to (i) Net Sales invoiced in a currency other than United States dollars and (ii) cash consideration paid in a currency other than United States dollars by Company’s Sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter, or other newspaper agreed to by the Parties.

5.2. Audits.

5.2.1 During the Royalty Term and for [*] thereafter, upon the written request of Licensor and not more than [*], Company shall permit an independent certified public accounting firm of nationally recognized standing selected by Licensor and reasonably acceptable to Company, at Licensor’s expense, to have access during normal business hours to such of the financial records of Company as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the [*] immediately prior to the date of such request (other than records for which Licensor has already conducted an audit under this Section.

5.2.2 If such accounting firm concludes that additional amounts were owed during the audited period, Company shall pay such additional amounts within thirty (30) days after the date Licensor delivers to Company such accounting firm’s written report so concluding.

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The fees charged by such accounting firm shall be paid by Licensor; provided, however, if the audit discloses that Company has underpaid royalties to Licensor by [*] or more, then Company shall promptly pay the fees and expenses charged by such accounting firm along with the shortfall in payments identified by the audit and any late payment charges pursuant to Section 6.2.

5.2.3 Licensor shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that Company shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Company regarding such financial information. The accounting firm shall disclose to Licensor only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Licensor shall treat all such financial information as Company’s Confidential Information.

6.	PAYMENTS

6.1. Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5.1 shall be due and payable to Licensor [*] days after the end of each calendar quarter. Payment of royalties in whole or in part may be made in advance of such due date. All payments shall be made in United States dollars.

6.2. Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Licensed Product is sold, Company shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Licensor’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.3. Late Payments. In addition to any other remedies available to Licensor, including the right to terminate this Agreement, any failure by Company to make a payment within [*] days after the date when due shall obligate Company to pay computed interest, the interest period commencing on the due date and ending on the actual payment date, to Licensor at a rate per annum equal to [*] per month, or the highest rate allowed by law, whichever is lower.

6.4. Default Payment. In the event of default in payment of any payment towed to Licensor under the terms of this Agreement resulting in Licensor undertaking legal action to collect said payment, Company shall pay Licensor documented legal fees and costs incurred in connection therewith.

6.5. Deductions and Withholding. Company will make all payments to Penn under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment.

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7.	DEVELOPMENT AND COMMERCIALIZATION

7.1. Development.

7.1.1 Development. As between the Parties, and except with respect to the Licensor Pre-Clinical Activities, Company shall have sole responsibility for the development of Licensed Products in the Field that arise from the Research Program at its cost and expense (including responsibility for all funding, resourcing and decision-making) in the Territory. The Company may in its discretion select one or more Licensed Products that arise from the Research Program for clinical development based on the data obtained during pre-clinical studies. Upon such selection, Company shall use Commercially Reasonable Efforts, including through its Affiliates and Sublicensees, to pursue Regulatory Approval for at least one Licensed Product that arise from the Research Program in at least one country. Licensor’s sole and exclusive remedy with respect to any failures by Company to use such Commercially Reasonable Efforts shall be Licensor’s rights of termination pursuant to Section 10.3.

7.2. Diligence Events.

7.2.1 Company shall achieve each Diligence Event set forth in Exhibit D hereto by the corresponding Achievement Date. Company may extend any Achievement Date for a Diligence Event by [*] increments, but not more than [*] times per Diligence Event, by making a [*] payment to Licensor prior to the expiration of the Achievement Date for such Diligence Event.

7.2.2 Licensor acknowledges that the timelines for achievement of certain Diligence Events are based on the assumption that development and commercialization of Licensed Product does not encounter material regulatory or other delays for reasons outside of Company’s reasonable control. Where such circumstances exist, in addition to the extension permitted due to additional payments under Section 7.2.1, Licensor shall negotiate in good faith with Company, upon Company’s written request and provided such request is made at least [*] prior to the Achievement Date for a Diligence Event, an extension of the Achievement Date for a Diligence Event, which request shall not be unreasonably withheld by Licensor.

7.2.3 Licensor’s sole and exclusive remedy with respect to Company’s failure to achieve a Diligence Event by the corresponding Achievement Date shall be Licensor’s right to terminate this Agreement pursuant to Section 10.3.

7.3. Regulatory Filings. As between Company and Licensor, Company will have sole responsibility for (i) preparing and submitting all Regulatory Materials for Licensed Products that arise from the Research Program and (ii) determining all regulatory plans and strategies for such Licensed Products. As between the Parties, Company will have the exclusive right to submit to and appear before regulatory authorities on any matter with respect to Licensed Products that arise from the Research Program. Company (or its Affiliates or Sublicensees, as applicable) will own all Regulatory Materials (including Regulatory Approvals) for such Licensed Products and all such Regulatory Materials shall be submitted in the name of Company (or its Affiliate or Sublicensee, as applicable). As between the Parties, Company shall have sole decision-making authority for all regulatory matters with respect to Licensed Products in the

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Field that arise from the Research Program (including without limitation, the content of any regulatory filing or dossier, pharmacovigilance reports, patient risk management strategies and plans, labeling, safety, the decision to file any MAA, and recalls and withdrawals) in the Territory. At Company’s sole expense, Licensor will provide Company with reasonable assistance with respect to the preparation and filing of Regulatory Materials for such Licensed Products as may be reasonably requested by Company, including providing relevant data and documents requested by Company in a timely manner.

7.4. Development Reports. Within [*] days of January 1 of each Calendar Year during the term of this Agreement, Company will provide to Licensor annual written development reports presenting a summary of the development and regulatory activities of Company with respect to Licensed Products. Such reports and the contents thereof shall be Confidential Information of Company.

7.5. Commercialization.

7.5.1 Marketing and Commercialization Activities. Upon receiving Regulatory Approval for one or more Licensed Product(s) in one or more country(ies) of the Territory, Company will have sole responsibility with respect to the marketing and commercialization of such Licensed Product(s) in such country(ies). Company shall use Commercially Reasonable Efforts, including through its Affiliates and Sublicensees, to market and commercialize such Licensed Product(s) in such country(ies); provided, however, that this obligation will not require that Company attempt to commercialize Licensed Products in any country or countries where Company or its Affiliate or Sublicensee determines, in an exercise of its reasonable business judgment, that such commercialization could have an adverse effect on concurrent or future commercialization or Net Sales of Licensed Products in one or more other countries, whether due to regulatory factors, reimbursement or pricing policies, or other factors, whether or not similar to the foregoing. Licensor’s sole and exclusive remedy with respect to any failures by Company to use such Commercially Reasonable Efforts shall be Licensor’s rights of termination pursuant to Section 10.3.

7.5.2 Commercialization Report. For each Calendar Year following first Regulatory Approval for a Licensed Product, Company shall provide to Licensor annually within [*] days after the end of such Calendar Year a report summarizing Company’ activities with respect to the commercialization of Licensed Products and a summary of the then-applicable commercialization plan for Licensed Products. Such reports and the contents thereof shall be Confidential Information of Company.

8.	CONFIDENTIALITY

8.1. Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each Party (the “Recipient”) shall maintain in confidence all information of the other Party (the “Disclosing Party”) that is disclosed by the other Party and identified as, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical

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investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, the Recipient shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. The Recipient shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. [*] Licensor shall be permitted to disclose the data and results of the Research Program for any non-commercial purpose including in scientific publications presentations, and research grant applications subject to Licensor’s compliance with Section 8.5. [*]

8.2. Permitted Disclosures. The confidentiality obligations contained in Section 8.1 shall not apply to the extent that (a) the Recipient is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the Disclosing Party and sufficient opportunity for the Disclosing Party to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the Disclosing Party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source not under a duty of confidentiality to the Disclosing Party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the Disclosing Party. In addition, Company may disclose Confidential Information regarding the Licensed Know-How for the following purposes: (a) regulatory filings and other filings with Governmental, including filings with the FDA, as necessary for the development or commercialization of Licensed Products, provided that Company shall reasonably consult with Licensor prior to any such disclosure to afford Licensor the ability to comply with its obligations under Section 9.2.1, (b) prosecuting or defending litigation, (c) complying with Applicable Law, including regulations promulgated by securities exchanges, (d) disclosures to its Affiliates, employees, agents, independent contractors, and Sublicensees only on a need-to-know basis and solely in connection with the performance of this Agreement or a sublicense or option granted to a Sublicensee as provided herein, provided that each disclosee must be bound by obligations of confidentiality and non-use consistent with those set forth in this Article 8, (e) disclosure of the stage of data regarding the development and commercialization of Licensed Products under this Agreement by Company.

8.3. Terms of this Agreement. Except as otherwise provided in Section 8.2, Licensor and Company shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, provided that either Party may disclose such terms of the Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use consistent with those contained in this Agreement.

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8.4. Press Releases; SEC Filings. Neither Party shall issue any press release or other public announcement disclosing the existence of this Agreement or any of the terms or conditions of this Agreement or the transaction contemplated by this Agreement without the prior written consent of the other Party, which consent may be given or withheld in the sole discretion of the other Party. Notwithstanding the above, each Party may file a copy of this Agreement or portions thereof with the SEC or other Government Authorities to the extent required under Applicable Law, subject to the legally permissible redaction of either Party’s confidential information.

8.5. Publication. Licensor shall have the right to publish the results of Licensor’s work resulting from conduct of the Research Program; provided, however, that Licensor shall provide Company the opportunity to review any proposed manuscripts or any other proposed disclosure describing said work developed under the Research Program [*] days prior to its submission for publication or other proposed disclosure; and provided, further, that Company does not object to such publication within such [*] day period. If Company believes patentable subject matter is disclosed in the manuscript or other disclosure and so notifies Licensor, or if such submission for publication or other disclosure would cause the loss of significant U.S. or foreign patent rights, said publication will be withheld for an additional [*] days in order for applicable patent filings to be completed in accordance with Section 9.2.1.

8.6. Use of Names. Neither Party shall use the name, logo, seal, trademark, or service mark (including any adaptation of them) of the other Party or the other Party’s employees without prior written approval of the other Party.

9.	INTELLECTUAL PROPERTY RIGHTS

9.1. Ownership of Inventions

9.1.1 Inventorship for all Inventions made anywhere in the world by the Parties during the course of the performance of the Research Program shall be determined in accordance with United States patent laws.

9.1.2 All Inventions arising from the activities of the Parties and their respective Affiliates or a Third Party acting on behalf of a Party or its Affiliate under this Agreement, (i) invented solely by employees of a Party or its respective Affiliate or a Third Party acting on behalf of a Party or its respective Affiliate shall be owned solely by such Party or its respective Affiliate; or (ii) invented jointly by both Parties (and/or their Affiliates or a Third Party acting on behalf of a Party and/or its Affiliates) shall be owned jointly by the Parties. For clarity, ownership of intellectual property shall follow inventorship under United States patent laws.

9.2. Patents

9.2.1 Patent Prosecution and Maintenance.

(a) Licensor shall have the right to control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patent Rights, and shall diligently prepare, file, prosecute and maintain such patents and patent applications in the United States and any other jurisdiction(s) elected by Company. Licensor

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will keep Company reasonably informed as to material developments with respect to the prosecution and maintenance of the Licensed Patent Rights. Licensor shall consider in good faith, take into account, and implement where possible the reasonable comments made by Company respecting the preparation and content of any Licensed Patent Rights. For the purposes of this Agreement, “maintenance” of the Licensed Patent Rights includes post-grant proceedings before the USPTO (including inter partes review, post grant review, and derivation proceedings) or a similar proceeding before a patent administration outside the US, provided that (a) before commencing defense of any such proceedings, Licensor shall reasonably consult with Company, including with respect to the choice of legal counsel, and (b) Licensor shall take such acts as reasonably requested by Company to ensure coordination between any such proceedings and any enforcement proceedings controlled by the Company pursuant to Section 9.3.3, and/or any related defense proceedings.

(b) Company may, upon sixty (60) days advance written notice to Licensor, elect to abandon any patent or patent application included in the Licensed Patent Rights. Upon receipt of such notice, such patent or patent application shall no longer be part of the Licensed Patent Rights.

9.2.2 Patent Costs. Within thirty (30) days from the Effective Date, Company will reimburse Licensor for all historical patent costs incurred prior to the Effective Date for the prosecution and maintenance of the Licensed Patent Rights. Company will be responsible for promptly reimbursing Licensor for all Patent Costs incurred during the Term for the prosecution and maintenance of all Licensed Patent Rights.

9.3. Infringement

9.3.1 Duty to Notify of Competitive Infringement. If either Party learns of an infringement, unauthorized use, misappropriation or threatened infringement of any Licensed Patent Rights by a Third Party by reason of the research, development, manufacture, or commercialization of a product in the Field (“Competitive Infringement”), such Party will promptly notify the other Party in writing and will provide such other Party with available evidence of such Competitive Infringement and the Parties will thereafter discuss in good faith the best course of action.

9.3.2 Defense of Claims Brought by Third Parties If a Third Party initiates a proceeding claiming a Patent Right owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of a Licensed Product by Company or any of its Affiliates or Sublicensees, [*] will provide [*] with prompt written notice of the commencement of any such proceeding, and [*] will keep [*] apprised of the progress of such proceeding.

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9.3.3 Enforcement of Patent Rights.

(a) Each Party shall notify the other Party of any substantial infringement in the Territory known to such Party of any Licensed Patent Rights and shall provide the other Party with the available evidence, if any, of such infringement. For any Competitive Infringement with respect to the Licensed Patent Rights that is not specifically related to a particular Licensed Product (i.e., where the Licensed Patent Rights being infringed cover gene therapy products generally), Licensor, at its sole expense, shall have the first right to enforce such Licensed Patent Rights and to control such litigation, in each case in its own name and, if necessary or prudent for standing purposes, in the name of Company and shall consider, in good faith, the interests of Company in so doing. To the extent that such Licensed Patent Rights are not licensed to any other party in any field outside of the Field (it being understood that the grant of any such license shall not affect any suit brought by Company prior to such grant), if Licensor does not, within [*] days of receipt of notice from Company, abate the infringement or file suit to enforce such Licensed Patent Rights against at least one infringing party in the Territory, Company shall have the right to take any action reasonably appropriate to enforce such applicable Licensed Patent Rights, in which case Licensor shall join the proceedings as required or prudent for standing purposes.

(b) For any Competitive Infringement specifically related to a particular Licensed Product, [*]. If [*] does not, within [*] days of receipt of notice from [*] abate the infringement or file suit to enforce the Licensed Patent Rights with respect to a Licensed Product against at least one infringing party in the Territory, [*] shall have the right to take any action reasonably appropriate to enforce such applicable Licensed Patent Rights.

(c) In the event of a disagreement between the Parties about whether or not the Licensed Patent Rights cover gene therapy products generally or are specifically related to a particular Licensed Product [*].

(d) The Party controlling any enforcement action under Section 9.3.3(a) or 9.3.3(b) shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party, not to be unreasonably withheld. Any recovery or settlement received in connection with any suit will first be shared by Licensor and Company equally to cover any litigation costs and expenses each incurred and next shall be paid to Licensor or Company to cover any litigation costs it incurred in excess of the litigation costs of the other. Any remaining recovery or settlement shall be allocated as follows:

For any portion of the recovery or settlement, other than for amounts attributable and paid as enhanced damages for willful infringement (but including for clarity attorney’s fees):

(i) for any suit that is controlled by Company Licensor shall receive [*] of the recovery or settlement and the Company shall receive the remainder; and

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(ii) for any suit that controlled by Licensor, the parties shall [*] such recovery or settlement.

For any portion of the recovery or settlement paid as enhanced damages for willful infringement:

(i) for any suit that is controlled by Company , Licensor shall receive [*] and Company shall receive the remainder; and

(ii) for any suit that is controlled by Licensor, the parties shall [*] such recovery or settlement.

(e) Each Party will reasonably cooperate and assist with the other in litigation proceedings instituted hereunder but at the expense of the Party who initiated the suit (unless such suit is being jointly prosecuted by the Parties upon the Parties mutual agreement). For clarity, such requirement does not require a Party to join a suit unless otherwise specifically required under this Agreement. If Licensor is subjected to third party discovery related to the Licensed Patent Rights or Licensed Products, Company will pay Licensor’s documented out of pocket expenses with respect to same.

10.	TERMINATION

10.1. Expiration. Subject to Sections 10.2 and 10.3 below, this Agreement shall expire on a country-by-country basis, at the end of the Royalty Term for such country. The License grant under Section 3.1 shall be effective at all times prior to such expiration and following such expiration of this Agreement in a country, Company shall have a fully paid-up, non-exclusive license under the Licensed Know-How solely to research, develop, use, sell, offer for sale, have sold, make, have made and import Licensed Products in the Territory for use in the Field in such country.

10.2. Termination by Company. Company may terminate this Agreement, in its sole discretion, upon sixty (60) days prior written notice to Licensor provided that it pays all outstanding costs under this Agreement through the effective date of termination of the Agreement and for costs associated with non-cancellable obligations of Licensor. Each Party will return or transfer, as applicable (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information with respect to this Agreement, except to the extent such Confidential Information is necessary or useful to conduct activities in connection with surviving portions of this Agreement. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes.

10.3. Termination for Cause. If either Party believes that the other is in breach of its material obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party. For all breaches other than a failure to make a payment set forth in this Agreement, the breaching Party shall have sixty (60) days to cure such breach from the receipt of the notice. For any breach arising from a failure to make a payment set forth in this Agreement, the breaching Party shall have thirty (30) days from the receipt of the notice to cure such breach. If the Party receiving notice of breach fails to cure that breach within the applicable period set forth above, then the Party originally delivering the notice of breach may terminate

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this Agreement on written notice of termination. If the allegedly breaching Party in good faith disputes such material breach or disputes the failure to cure or remedy such material breach and provides written notice of that dispute to the other Party within the above time periods, the matter will be addressed under the dispute resolution provisions in Section 14.3, and the notifying Party may not terminate this Agreement until it has been determined under Section 14.3 that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within sixty (60) days after the conclusion of that dispute resolution procedure (and such termination shall then be effective upon written notification from the notifying Party to the breaching Party). Notwithstanding the foregoing, in the event Company’s alleged breach only relates to one or more Licensed Product(s), or country(ies), then Licensor’s ability to terminate the Agreement on the basis of such breach shall be limited to the applicable Licensed Product(s) or country(ies).

10.4. Effect of Expiration or Termination.

10.4.1 Upon termination of this Agreement other than for Licensor’s breach, the licenses granted to Company in Section 3.1 shall terminate solely with respect to the Licensed Product(s) and country(ies) in which the termination becomes effective.

10.4.2 Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including outstanding payments to Licensor by Company, and the provisions of Sections 5.2 (Audits), 8 (Confidentiality), 9.1 (Ownership of Inventions), 9.3.2 and 9.3.3 (Infringement) (but in each case solely with respect to proceedings initiated prior to such expiration or termination), 10.1 (Expiration), 10.2 (Termination by Company), 10.4 (Effect of Expiration or Termination), 11.3 (Disclaimer of Representations), 12 (Indemnification and Insurance), 13 (Limitation of Liability) and 14 (Miscellaneous) shall survive the expiration or termination of this Agreement.

10.4.3 Provided that Company, its Affiliates and its Sublicensees, as applicable, are not in breach of any provision of this Agreement at the time of termination, such party shall be permitted to distribute and sell remaining Licensed Products that were in inventory or in production on an effective termination date for a period of twelve (12) months following the effective termination date (“Commercialization Wind-Down Period”). Company, its Affiliates and its Sublicensee (as applicable) shall make all payments to Licensor on sales of such Licensed Products and meet all other obligations in accordance with the terms of this Agreement during the Commercialization Wind-Down Period.

10.4.4 Notwithstanding the foregoing, termination of this Agreement shall not be construed as a termination of any sublicense of any Sublicensee in good standing hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (a) Company has first represented and warranted to Licensor that, to Company’s actual knowledge, as of the effective date of such termination, such Sublicensee is then in full compliance with all terms and conditions of its sublicense, and (b) such Sublicensee agrees in writing to assume all applicable obligations of Company under this Agreement.

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11.	REPRESENTATIONS

11.1. Mutual Representations. Each Party hereby represents to the other Party as follows:

11.1.1 Such Party (a) has the power and authority and the legal right to enter into this Agreement and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

11.2. Licensor hereby represents to Company that, to its knowledge, through its Penn Center for Innovation: (a) Licensor has not granted or agreed to grant, whether or not contingent on future events or notices, any other licenses to the Licensed Patent rights in the Field anywhere in the Territory; (b) Licensor has the rights necessary to grant the License to Company hereunder; (c) all data comprised in the Licensed Technology and/or which has been or will be used to support the filing, prosecution or maintenance of the Licensed Patent Rights has been generated, and the Research Program will be conducted, in each case in a thorough and professional manner; and (d) based on the current Work Plan, the License includes the available Patent Rights invented in the Wilson Lab that are necessary for the development and commercialization of Licensed Products in the Field. In the event that any such Patent Rights are identified by either party following the Effective Date, then, upon the Company’s request, the parties shall discuss in good faith the inclusion of such Patent Rights in the license granted under this Agreement at no additional cost to Company, and Licensor shall not unreasonably withhold its consent to such inclusion.

11.3. Disclaimer of Representations.

11.3.1 Other than the representations provided in Sections 11.1 and 11.2 above, LICENSOR MAKES NO REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND EXPLICITLY DISCLAIMS ANY REPRESENTATION AND WARRANTY, INCLUDING WITH RESPECT TO ANY ACCURACY, COMPLETENESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE FOR THE INTELLECTUAL PROPERTY, PATENT RIGHTS, LICENSE AND ANY LICENSED PRODUCT PROVIDED OR MANUFACTURED BY LICENSOR OR ANY AUTHORIZED THIRD PARTY.

11.3.2 Furthermore, nothing in this Agreement will be construed as:

(a) A representation or warranty by Licensor as to the validity or scope of any Licensed Patent Right;

(b) A representation or warranty that anything made, used, sold or otherwise disposed of under the License is or will be free from infringement of patents, copyrights, trademarks or any other forms of intellectual property rights or tangible property rights of Third Parties;

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(c) Obligating Licensor to bring or prosecute actions or suits against Third Parties for patent, copyright or trademark infringement;

(d) Conferring by implication, estoppel or otherwise any license or rights under any Patent Rights of Licensor other than Licensed Patent Rights as defined herein, regardless of whether such Patent Rights are dominant or subordinate to Licensed Patent Rights; and

(e) Obligating Licensor to furnish any know-how except for the Licensed Know-How.

11.4. Covenants of Company.

11.4.1 Company, its Affiliates and Sublicensees will not, directly or indirectly (including where such is done by a Third Party on behalf of Company, its Affiliates or Sublicensees, at the urging of Company, its Affiliates or Sublicensees or with the assistance of the Company, its Affiliates and/or Sublicensee) bring an action to challenge the validity or enforceability of any Licensed Patent Right, provided that if any Licensed Patent Right is asserted against Company, its Affiliate or Sublicensee for activities authorized under this Agreement, then Company, its Affiliates or Sublicensee is entitled to all and any defenses available to it including challenging the validity or enforceability of such Licensed Patent Right. In the event Company or its Affiliates do not withdraw such challenge within thirty (30) days of receipt of written notice thereof from Licensor, Licensor shall have the right to terminate Company’s license to the claim(s) challenged by the Company upon written notice to Company. In the event a Sublicensee does not withdraw such challenge within thirty (30) days of receipt of written notice thereof from Licensor, Licensor may request Company in writing to terminate the applicable sublicense to the relevant claim(s).

11.4.2 Company will comply with all Applicable Laws that apply to its activities or obligations under this Agreement. For example, Company will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Company that Company will not export data or commodities to certain foreign countries without prior approval of the agency.

12.	INDEMNIFICATION

12.1. Indemnification. Company shall defend, indemnify and hold the Licensor and its respective trustees, officers, faculty, students, employees, contractors and agents (the “Indemnitee”) harmless from and against all losses, liabilities, damages and expenses (including attorneys’ fees and costs) including, without limitation, bodily injury, risk of bodily injury, death and property damage to the extent arising out of Third Party claims or suits related to [*]; provided that Company’s obligations pursuant to this Section 12.1(a) shall not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any Indemnitee as determined by a court of competent jurisdiction in a final decision from which no appeal has or may be taken.

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12.2. Procedure. The Indemnitee promptly shall notify the Company of any liability or action in respect of which The Indemnitee intends to claim such indemnification, and the Company shall have the right to assume the defense thereof with counsel selected by the Company. The indemnity agreement in this Section 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be withheld unreasonably, except as set forth in Section 12.3 below. At the sole expense of Company, the Indemnitee under this Section 12, its employees and agents, shall reasonably cooperate with the Company and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification. In no event, however, may Company compromise or settle any claim or suit in a manner which (a) admits fault or negligence on the part of any Indemnitee; (b) commits any Indemnitee to take, or forbear to take, any action, without the prior written consent of Indemnitee, or (c) grant any rights under the Patent Rights except for Sublicenses permitted under this Agreement.

THE WARRANTIES AND INDEMNITIES STATED IN THIS AGREEMENT ARE IN LIEU OF, AND THE PARTIES EACH DISCLAIM, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY LAW, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.3. Insurance.

Company, at its sole cost and expense, must insure its activities in connection with the exercise of its rights under this Agreement and obtain, and keep in force and maintain Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

(a) Each occurrence [*];

(b) General aggregate [*]

(c) Prior to the commencement of clinical trials, if applicable, involving Licensed Product:

(d) Clinical trials liability insurance [*]

(e) Prior to the First Commercial Sale of a Licensed Product:

(f) Products liability insurance [*]

Licensor may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 12.4, and has the right to require Company to adjust the limits in Licensor’s reasonable discretion.

If the above insurance is written on a claims-made form, it shall continue for [*] following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement.

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Company expressly understands, however, that the coverages and limits in Section 7.2.1 do not in any way limit Company’s liability or indemnification obligations. Company’s insurance will:

(g) Be issued by an insurance carrier with an A.M. Best rating of [*] or better;

(h) Provide for [*] day advance written notice to Licensor of any modification;

(i) State that Licensor is endorsed as an additional insured with respect to the coverages in Section 12.4; and

(j) Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self insurance carried or maintained by Licensor.

Company must furnish to Licensor a (a) valid certificate of insurance evidencing compliance with all requirements of this Agreement and (b) additional insured endorsements for Company’s applicable policies naming “The Trustees of the University of Pennsylvania” as an additional insured. Company must furnish both documents upon request by Licensor.

13.	LIMITATION OF LIABILITY

Except for breaches of Section 8 (Confidentiality), neither Party shall be liable under this Agreement for any indirect, incidental, punitive, exemplary, special or consequential damages of any kind; provided, however, that this limitation will not reduce or affect either Party’s obligations with respect to third party claims under Section 12 (Indemnification and Insurance).

14.	MISCELLANEOUS

14.1. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party shall be in writing, delivered by any lawful means to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Licensor:	The Trustees of the University of Pennsylvania
3160 Chestnut St, Suite 200
Philadelphia, PA 19104
Attention: Executive Director

If to Company:	Audentes Therapeutics, Inc.
101 Montgomery Street, Suite 2650
San Francisco, CA 94104
USA
Attention: CEO

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with a copy to:	Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Effie Toshav, Stefano Quintini

14.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law principles thereof.

14.3. Dispute Resolution. The Parties shall meet promptly and discuss in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties are unable to resolve such dispute amicably within thirty (30) days, then the Parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania.

14.4. Assignment. Company shall not assign its rights or obligations under this Agreement without the prior written consent of Licensor; provided that no consent shall be required for an assignment in connection with a merger, acquisition or sale by Company of all or substantially all of its assets to which this Agreement relates. Within thirty (30) days after any permitted assignment, Company shall provide Licensor with appropriate contact information of the permitted assignee. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment not in accordance with this Section 14.4 shall be void.

14.5. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of terrorism and, riots, acts of God or acts, omissions or delays in acting by any Governmental Authority or the other Party.

14.6. No Discrimination. Neither Licensor nor Company will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

14.7. Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

14.8. Entire Agreement. This Agreement embodies the entire agreement between the Parties and supersedes any prior representations, understandings and agreements between the Parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the Parties regarding the subject matter hereof that are not fully expressed herein.

14.9. Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

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14.10. Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

14.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature page follows)

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

The Trustees of the University of Pennsylvania

By:	/s/ John S. Swartley
Name:	John S. Swartley, Ph.D.
Title:	Associate Vice Provost for Research Executive Director, PCI

Date:	May 3, 2016

Audentes Therapeutics, Inc.

By:	/s/ Matthew Patterson
Name:	Matthew Patterson
Title:	President & CEO

Date:	May 3, 2016

The undersigned acknowledges that he has read the agreement:

By:	/s/ James M. Wilson
Name:	James M. Wilson

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EXHIBIT A

LICENSED PATENT RIGHTS

[*]	Composition for treatment of Crigler – Najjar Syndrome
Serial No	Patent No	App Type	File Date	Status	Country	Issue Date
[*]		[*]	[*]	[*]	[*]
[*]		[*]	[*]	[*]	[*]

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EXHIBIT B

TECHNOLOGY TRANSFER

INFORMATION REQUESTED	STATUS
Vector construct information, including:
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Nonclinical data and information
[*]	[*]
[*]	[*]
[*]	[*]
Bioanalytical information and descriptions, including:
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Bioanalytical information and descriptions, including:
[*]	[*]
[*]	[*]
[*]	[*]
Regulatory documents, including:
[*]	[*]
CMC descriptions
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

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EXHIBIT C

INITIAL WORK PLAN AND BUDGET

Crigler-Najjar Work Plan

Introduction

Crigler-Najjar (CN) syndrome is an autosomal recessive disorder of bilirubin metabolism that is caused by a variety of alterations in the coding sequence of the uridine diphosphate glucuronosyl transferase 1A1 (UGT1A1) gene. The total loss of UGT1A1 activity and the resulting severe jaundice and risk of neurological sequelae (kernicterus) are associated with CN type 1. Although several drugs can slightly reduce jaundice, most current medical management relies on phototherapy for at least 12 hours per day. However, phototherapy rapidly becomes less effective following puberty, increasing the risk for kernicterus, resulting in the need for liver transplantation to control the disease. The alternative, gene replacement therapy, is expected to be effective as CN syndrome is caused by the lack of a single gene product, UGT1A1. The continuous synthesis of UGT1A1 by the liver following systemic delivery of a gene therapy vector expressing UGT1A1 would be less risky than a liver transplant and potentially as effective.

Outlined below is our work plan for the evaluation of a candidate vector for the treatment for Crigler-Najjar syndrome, including studies to determination of efficacy in UGT1 KO mice. Following the selection of the clinical candidate vector, we will proceed to IND-enabling studies to allow for progression of this therapy into the clinic.

[*]

Budget

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Payments under this Agreement will be payable and due on the dates indicated in the payment schedule below, without an invoice being provided to Licensor by Penn.

Payment Schedule:

Payment Due Date	Amount of Payment Due
Within 7 days of signing of the Agreement	$3,000,000
June 30, 2016	[*]
September 30, 2016	[*]
Upon Receipt of Final Report for 2016	[*]

Penn will provide quarterly expense reports to Licensor by the 30th day of the month following each quarter.

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EXHIBIT D

DILIGENCE EVENTS

[*]

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EXHIBIT E

MATERIAL TRANSFER TERMS

This Exhibit E is incorporated into, and subject to the terms of, the Exclusive License and Collaboration Agreement entered into between Licensor and Company on May 3, 2016 (“Agreement”). Capitalized terms not defined in this Exhibit E have the meaning set forth in the Agreement. In case of inconsistencies between this Exhibit E and the Agreement, the Agreement shall govern.

Any Materials provided by Company to Licensor under the Agreement shall be subject to the following conditions:

1. The Materials are considered proprietary to Licensor. Licensor shall be free, in its sole discretion, to distribute the Materials to others and to use the Materials for its own purposes, unless otherwise stated in the Agreement.

2. Materials may only be utilized in accordance with the terms of the Agreement.

3. Company agrees to use Materials in compliance with all laws and regulations, including but not limited to current EPA, FDA, USDA, and NIH guidelines.

4. Any and all proprietary rights, including but not limited to patent rights, trademarks, and proprietary rights, in and to the Materials and replications, improvements or derivatives of the Materials shall be and remain in Licensor, provided that Company may use any such replications, improvements and derivatives to the same extent it may use Materials.

5. Ownership of Inventions made through the use of the Materials and any replications, improvements or derivatives of the Materials shall be governed by Section 9.1 of the Agreement.

6. Materials will be considered Confidential Information of Licensor, and subject to the terms of Section 8 of the Agreement.

7. Company acknowledges that Materials are experimental in nature and they are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS.

The Trustees of the University of Pennsylvania:	Audentes Therapeutics, Inc.:

By:	By:	/s/ Matthew Patterson
Name:	Name:	Matthew Patterson
Title:	Title:	President & CEO